UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2004

PEMSTAR, INC.

(Exact name of registrant as specified in its charter)

Minnesota	0-31223	41-1771227
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

3535 Technology Drive N.W., Rochester, Minnesota 55901

(Address of principal executive offices)

Registrant’s telephone number, including area code: (507) 288-6720

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 28, 2004, Pemstar B.V., a wholly-owned subsidiary of the Company operating in the Netherlands, executed a credit agreement with ABN AMRO, Bank N.V. which provides an EUR5,000,000 overdraft facility to finance the business activities of the Company’s Netherlands operations. As part of this facility, Pemstar B.V. also has the ability to borrow up to EUR2,000,000 in the form of short-term cash loans. Loans under the overdraft facility will carry interest at the average one month Euribor rate plus 0.9%. Short-term loans under the facility will bear interest at rates to be agreed upon at the time of origination. The facility is a joint and several obligation of Pemstar B.V. and Pemstar Netherlands Holding B.V. and is secured by accounts receivable and inventories of the Company’s Netherlands operation. The agreement includes a covenant to maintain minimum tangible net worth in the Company’s Netherlands operation of the greater of EUR10,000,000 or 40% of tangible operating assets. The agreement also includes customary covenants regarding events of default including, among others, mergers, sales of assets, liquidation, bankruptcy, and default under any other loan or financing obligation to a third party. Upon the occurrence of any such event of default or failure to comply with the tangible net worth covenant, ABN AMRO has the right to declare any amounts outstanding under the facility immediately due and payable or to continue the facility on terms and conditions acceptable to ABN AMRO.

Item 2.03 Creation of a Direct Financial Obligation

See Item 1.01 above.

Item 9.01 Financial Statements and Exhibits.

(c) The following exhibit is being filed as a part of this report:

10.1	Credit Agreement between Pemstar B.V. and ABN AMRO Bank N.V. dated September 28, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

October 4, 2004	PEMSTAR, INC.

	By:	/s/ Greg S. Lea
Gregory S. Lea, Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

10.1	Credit Agreement between Pemstar B.V. and ABN AMRO Bank N.V. dated September 28, 2004.